                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       Choice Hotels International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                       CHOICE HOTELS INTERNATIONAL, INC.
                              10750 Columbia Pike
                         Silver Spring, Maryland 20901

                           -------------------------

                            NOTICE OF ANNUAL MEETING
                            To Be Held May 15, 2001

                           -------------------------

To the Stockholders of
CHOICE HOTELS INTERNATIONAL, INC.

   The 2001 Annual Meeting of Stockholders of Choice Hotels International, Inc., a Delaware corporation (the "Company"), will be held in the Chesapeake Room at the Choice Hotels Learning Center, 10720 Columbia Pike, Silver Spring, Maryland at 8:30 a.m. (E.S.T.) for the following purposes:

  1. To elect two Class I directors to hold office for a three year term ending at the 2004 Annual Meeting of Stockholders and until their successors are elected and qualified;

  2.  To transact other business properly coming before the Annual Meeting.

   Stockholders who owned shares of our stock of record at the close of business on March 20, 2001 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Stockholders are reminded that your shares of Choice Hotels common stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting. A list of stockholders will be available for inspection at the office of the Company located at 10750 Columbia Pike, Silver Spring, Maryland, at least 10 days prior to the Annual Meeting.

                                           By Order of the Board of Directors

                                           CHOICE HOTELS INTERNATIONAL, INC.

                                          /s/ Michael J. DeSantis
                                                 Michael J. DeSantis
                                                     Secretary

April 12, 2001
Silver Spring, Maryland

        TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED
          PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                       CHOICE HOTELS INTERNATIONAL, INC.
                              10750 COLUMBIA PIKE
                         SILVER SPRING, MARYLAND 20901

                           -------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 15, 2001

                           -------------------------

                              GENERAL INFORMATION

   As a stockholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the company. This proxy statement discusses the proposals you are voting on this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

   In this proxy statement, we refer to Choice Hotels International, Inc. as "Choice Hotels" or the "Company".

   The annual report (including certified financial statements) for the fiscal year ended December 31, 2000, is being mailed with this proxy statement. The annual report is not part of the proxy solicitation material.

   The Board of Directors is sending proxy material to you and all other stockholders on or about April 12, 2001. The Board is asking for you to vote your shares by completing and returning the proxy card.

QUESTIONS AND ANSWERS

Q.  Who can vote at the Annual Meeting?

A. Stockholders who owned Company common stock on March 20, 2001 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 45,311,738 shares of Company common stock outstanding on March 20, 2001.

Q.  Why am I receiving this Proxy statement?

A. This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.  What is the proxy card?

A.  The proxy card enables you to appoint Charles A. Ledsinger, Jr. and Jerry
    E. Robertson as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Mr. Ledsinger and Mr. Robertson to vote your shares at the meeting, as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change.

    If a proposal comes up for vote at the meeting that is not on the proxy card, Mr. Ledsinger and Mr. Robertson will vote your shares, under your proxy, according to their best judgment.

Q.  What am I voting on?

A.  We are asking you to vote on the election of two directors.

    The section appearing later entitled "Proposal To Be Voted On" gives you more information on the nominees for election to our Board.

Q.  How do I vote?

A.  You may vote by mail.

    You do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

    If you do not mark your voting instructions on the proxy card, your shares will be voted:

  .  for the two named nominees for directors,

    You may vote in person at the meeting.

    We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in "street name" means you hold them in an account at a brokerage firm.

Q.  What does it mean if I receive more than one proxy card?

A. It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

    Unless you need multiple accounts for specific purposes, we recommend you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address. By doing so, you should receive better customer service.

Q.  What if I change my mind after I return my proxy?

A. You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

  .  signing another proxy with a later date,

  . voting by telephone or on the Internet (your latest telephone or Internet vote is counted), or

  .  voting at the meeting.

Q.  Will my shares be voted if I do not return my proxy card?

A. If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

    Brokerage firms have authority under New York Stock Exchange rules to vote customers' unvoted shares on some "routine" matters. The New York Stock exchange has determined that both of our proposals described later under "Proposal to Be Voted On" are routine matters.

    If you do not give a proxy to vote your shares, your brokerage firm may either:

  .  Vote your shares on routine matters, or

  .  leave your shares unvoted.

    When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote customers' unvoted shares on non-routine matters. These shares are considered not entitled to vote on non-routine matters, rather than as a vote against the matters.

    We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

    You may have granted to your stockbroker discretionary voting authority over your account.

    Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

    A purchasing agent under a retirement plan may be able to vote a participant's unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan, the plan's purchasing agent, under certain circumstances, can vote your shares.
    The purchasing agent can vote shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants vote their shares.

Q.  How many shares must be present to hold the meeting?

A. To hold the meeting and conduct business, a majority of the Company's outstanding shares as of March 20, 2001 must be present at the meeting. This is called a quorum.

    Shares are counted as present at the meeting if the stockholder either:

  .  is present and votes in person at the meeting, or

  .  has properly submitted a proxy card.

Q.  How many votes must the nominees have to be elected as directors?

A.  We use the phrase "yes vote" to mean vote for a proposal.

    The two nominees receiving the highest number of yes votes will be elected as directors. This number is called a plurality.

Q.  What happens if a nominee is unable to stand for election?

A. The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Charles A. Ledsinger, Jr. and Jerry E. Robertson can vote your shares for a substitute nominee. They cannot vote for more than two nominees.

Q.  How are votes counted?

A.  You may vote either "for" or "against" each nominee.

    If you give your proxy without voting instructions, your shares will be counted as a yes vote for each nominee.

    Voting results are tabulated and certified by our transfer agent, Mellon Investor Services LLC.

Q.  Is my vote kept confidential?

A. Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.


Q.  Where do I find voting results of the meeting?

A. We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2001. We will file that report with the Securities and exchange Commission, and you can get a copy by contacting our Investor Relations Hotline at (302) 592-5026 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC's electronic data system called EDGAR at www.sec.gov.

                            PROPOSAL TO BE VOTED ON

ELECTION OF CLASS II DIRECTORS

   Nominees for directors this year are Jerry E. Robertson and Raymond E.
Schultz.

   The Board recommends a vote for these nominees.

   Each nominee is presently a director of the Company and has consented to serve a new three-year term.

BOARD OF DIRECTORS

 Class I -- Nominees for Terms Expire in 2004

   Jerry E. Robertson, Ph.D., age 68, Director from 1989 to 1996 and since 1997. Retired, Executive Vice President, 3M Life Sciences Sector and Corporate Services from November 1986 to March 1994; Director of Manor Care, Inc. from 1989 to September 1998; Director: Coherent, Inc. and Steris Corporation.

   Raymond E. Schultz, age 67, Director since 1999. Chairman of RES Investments, Inc. since January 1999; Chairman and Chief Executive Officer of Promus Hotel Corporation from December 1997 to January 1999; President, Chief Executive Officer and a director of Promus from April 1995 through December 1997. From 1993 to 1995 he served as President and Chief Executive Officer of the Hotel Division of The Promus Companies Incorporated. Mr. Schultz is also a director of TBC Corporation and Equity Inns, Inc.

 Class I -- Director Not Standing for Re-election

   Gerald W. Petitt, age 55, Director from 1980 to 1996 and since 1997. President and Chief Executive Officer of Creative Hotel Associates LLC since November 1996; Co-Chairman of the Company from January 1995 to November 1996; President from June 1990 to January 1995 and Chief Operating Officer from December 1980 to January 1995; Director: Old Westbury Private Capital Fund LLC and AAA Mid-Atlantic.

   Mr. Petitt is retiring at the May 15, 2001 Annual Meeting.

 Class II -- Terms Expire 2002

   Stewart Bainum, Jr., age 54, Director from 1977 to 1996 and since 1997. Chairman of the Board of the Company from March 1987 to November 1996 and since October 1997; Chairman of the Board of Sunburst Hospitality Corporation ("Sunburst") since November 1996; Chairman of the Board of Manor Care, Inc. since

September, 1998; Chairman of the Board and Chief Executive Officer of Manor Care, Inc. from March 1987 to September, 1998; Chief Executive Officer of Manor Care and its subsidiary ManorCare Health Services, Inc. ("MCHS") from March 1987 to September, 1998 and President from June 1989 to September, 1998; Vice Chairman of the Board of Vitalink Pharmacy Services, Inc. ("Vitalink") from December 1994 to September, 1998; Vice Chairman of the Board of Manor Care and subsidiaries from June 1982 to March 1987; Director of Manor Care from August 1981 to September 1998, of Vitalink from September 1991 to September, 1998, of MCHS from 1976 to September 1998.

   William L. Jews, age 48, Director since 2000. President and Chief Executive Officer of CareFirst, Inc. since 1998; President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc. until 1998; Director: Ryland Group, Inc., MBNA, Muni Mae and Ecolab, Inc.

 Class III--Term Expiring in 2003

   Barbara Bainum, age 56, Director since 1996. Vice Chairman of Commonweal Foundation since December 1999; President and Director of the Commonweal Foundation from December 1990 to February 2001; Vice Chairman of Realty Investment Company, Inc. from October 1999; Director of Realty Investment Company, Inc. from July 1989 to October 1999; Clinical Social Worker for Family Services Agency, Gaithersburg, Maryland, since September 1994.

   Charles A. Ledsinger, Jr., age 51, Director since 1998. President, Chief Executive Officer and Director of the Company since August, 1998; President and Chief Operating Officer of St. Joe Company from February 1998 to August 1998, Senior Vice President and Chief Financial Officer of St. Joe Company from May 1997 to February 1998; Senior Vice President and Chief Financial Officer of Harrah's Entertainment, Inc. from June 1995 to May 1997; Senior Vice President and Chief Financial Officer of Promus Companies Incorporated from August 1990 to June 1995. Director: FelCor Lodging Trust, Inc., Friendly's Ice Cream Corporation and TBC.

   Larry R. Levitan, age 59, Director since 1998. Chairman, IRS Oversight Board since September 2000. Retired, Managing Partner, Northeast and Southeast Regions and Managing Partner, Communications Industry of Andersen Consulting from September 1995 to August 1997. Various positions with Andersen Consulting since 1963.

Number of Directors, Term and Responsibilities

   Two directors are nominees for election this year. One director, Mr. Petitt, will retire at the Annual Meeting. The remaining five directors will continue to serve the terms consistent with their class, as noted above. Our directors serve staggered terms. This is accomplished as follows:

  . each director serves a three-year term, . the directors are divided into three classes, . the classes are as nearly equal in number as possible, and . the term of each class begins on a staggered schedule.

   The Board currently has eight directors. At the beginning of 2000, the Board had eight directors. During the fiscal year, James Rempe retired from the Board of Directors and Mr. Jews was appointed. Mr. Petitt will retire from the Board at the May 15, 2001 annual meeting, reducing the size of the Board to seven directors. In fiscal year 2000, the Board held nine meetings and each director, except for Jerry Robertson and William Jews, attended all of the meetings of the Board and all of the committees of the Board on which he or she served. Messrs. Robertson and Jews were each unable to attend one telephonic Board meeting.

   The Board is responsible for overseeing the overall performance of the Company. Members of the board are kept informed of the Company's business through discussions with the Chairman, the Chief Executive Officer and other members of the Company's management, by reviewing materials provided to them and by participating in board and committee meetings.

Committees of the Board

   The standing committees of the Board of Directors include the Audit Committee, the Compensation/Key Executive Stock Option Plan Committee, the Nominating and Corporate Governance Committee, and the CEO Evaluation Committee. The current members of the standing committees are as follows:

--------------------------------------------------------------------------------

                                                                          Meetings
  Name of Committee                                                         held
   and Members                Functions of the Committee                  in 2000
----------------------------------------------------------------------------------
  Compensation/Key Executive  .  administers the Company's stock option   Three
  Stock Option Plan              plans and grant stock options and
                                 restricted stock thereunder;
  Jerry E. Robertson, Chair   .  reviews compensation of officers and key
  Barbara Bainum                 management employees;
  Raymond E. Schultz
                              .  recommends development programs for
                                 employees such as training, bonus and
                                 incentive plans, pensions and
                                 retirement;
                              .  reviews other employee fringe benefit
                                 programs
                              .  reviews succession plan and management
                                 development
----------------------------------------------------------------------------------
  Audit                       .  confers with independent accountants and Two
                                 internal auditors regarding scope of
                                 examinations;
  Raymond E. Schultz, Chair   .  reviews reports of independent
  Larry R. Levitan               accountants and internal auditors;
  Gerald W. Petitt
                              .  reviews recommendations about internal
                                 controls;
                              .  recommends selection of independent
                                 accountants to the Board
----------------------------------------------------------------------------------
  Nominating & Corporate      .  administers the Company's Corporate      One
  Governance                     Governance Guidelines (see below);
  Gerald W. Petitt, Chair     .  determines the size and composition of
  Jerry E. Robertson             the Board;
  Larry R. Levitan
  William L. Jews
                              .  recommends candidates to fill vacancies
                                 on the Board;
                              .  determines actions to be taken with
                                 respect to directors who are unable to
                                 perform their duties;
                              .  sets the Company's policies regarding
                                 the conduct of business between the
                                 company and any other entity affiliated
                                 with a director;
                              .  determines the compensation of non-
                                 employee directors
----------------------------------------------------------------------------------
  CEO Evaluation Committee    .  sets criteria and guidelines for         Two
                                 performance of CEO;
  Jerry E. Robertson, Chair   .  assesses performance of CEO against
  Barbara Bainum                 objectives
  Larry R. Levitan
  Raymond E. Schultz

--------------------------------------------------------------------------------

Corporate Governance Guidelines

   The Corporate Governance Guidelines are a set of principles which provide a benchmark of what is "good" corporate governance. The main tenets of the Guidelines are:

  .  Create value for shareholders by promoting their interests
  .  Focus on the future: formulate and evaluate corporate strategies
  .  Duty of loyalty to the Company by Directors
  .  Annual CEO evaluation by independent directors
  .  Annual approval of 3-year plan and one-year operating plan
  .  Annual assessment of Board effectiveness by Nominating/Governance
     Committee
  .  No interlocking directorships
  . Directors are required to reach and maintain ownership of $100,000 of Company stock
  .  Annual report of succession planning and management development by CEO

Compensation Committee Interlocks & Insider Participation

   During 2000:

  . none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;
  . none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $60,000;
  . none of the Company's executive officers served on the compensation committee (or another board committee with similar functions or, if there was no such committee like that, the entire board of directors) of another entity where one of that entity's officers served on the Company's Board Compensation Committee or one of its executive officers served as a director on the Company's Board; and
  . none of the Company's executive officers was a director of another entity where one of that entity's officers served on the Company's Compensation Committee.

Compensation of Directors

   We do not pay directors who are also officers of the Company additional compensation for their services as directors. In 2000, compensation for non-employee directors included the following:

  . an annual retainer of restricted stock with a fair market value of $30,000,
  . $2,000 for each committee meeting attended, . an option grant at the time of their initial election to purchase 5,000 shares of the Company's common stock,
  . an option grant at each subsequent annual meeting to purchase 2,500 shares of the Company's common stock, and
  .  expenses of attending Board and committee meetings.

   Non-employee directors may elect once a year to defer a minimum of 25% of committee fees to be earned during the year. Any fees which are deferred are used to purchase shares of the Company's common stock at the end of each fiscal quarter. Such shares are distributed to the director at the time he or she ceases services as a director.

   Upon Mr. Petitt's retirement, similar with past practices with other retiring directors, the Board of Directors has approved the accelerated vesting of his awards under the Option Plan and the Stock Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   This table shows how much Company common stock is owned by (i) each director of the Company, (ii) the Company's chief executive officer, the other four most highly compensated executive officers, and one former officer, (iii) all officers and directors of the Company as a group and (iv) all persons who are expected to own beneficially more than 5% of the Company's common stock, as of March 20, 2001. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

                          Shares of Common Stock  Right to  Restricted     Percentage of
Name of Beneficial Owner  Beneficially Owned(1)  Acquire(2)  Stock(3)  Shares Outstanding(4)
------------------------  ---------------------- ---------- ---------- ---------------------
Stewart Bainum, Jr......         6,959,778(5)**   239,920        --            15.58%
Barbara Bainum..........         6,998,841(6)**     6,921      3,341           15.15%
Bruno Geny(7)...........               --          43,972        --                *
Charles A. Ledsinger,
 Jr. ...................            43,895        285,425     62,947               *
Larry R. Levitan........               612          2,000      3,566               *
William L. Jews.........               --             --       2,342               *
Thomas Mirgon...........             5,309(8)      83,385     17,000               *
Raymond E. Schultz......               612          1,667      3,566               *
Steven T. Schultz.......             5,413         53,600     40,651               *
Joseph M. Squeri........            10,030(9)      55,842     23,000               *
Gerald W. Petitt........             2,993          1,428      4,171               *
Jerry E. Robertson,
 Ph.D...................            25,912(10)      8,020      4,171               *
Wayne Wielgus...........               --             --      10,000               *
All Directors and Named
 Officers as a Group (17
 persons)...............         8,718,934        896,286    210,255           21.26%
Bruce Bainum............         8,962,735(11)**      --         --            19.40%
Roberta Bainum..........         5,348,993(12)**      --         --            11.57%
Stewart Bainum..........        10,368,887(13)**                 605           22.44%
Ronald Baron............        12,941,000(14)        --         --            28.00%

--------
*   Less than 1% of class.
** Because of SEC reporting rules, shares held by certain Bainum family entities are attributed to more than one of the Bainums included in this table because such named Bainums have shared voting or dispositive control. Members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote approximately 43% of the number of outstanding shares of Company common stock.
 1. Includes shares for which the named person:
    . has sole voting and investment power,
    . has shared voting and investment, or
    . holds in an account under the Choice Hotels Retirement Savings and Investment Plan or the Choice Hotels Nonqualified Retirement Savings and Investment Plan, unless otherwise indicated in the footnotes.
    Excludes share that:
    . may be acquired through stock option exercises, or . are restricted stock holdings.
 2. Shares that can be acquired through stock option exercises through May 19, 2000.
 3. Shares subject to a vesting schedule, forfeiture risk and other restrictions.
 4. Percentages are based on 45,311,738 shares outstanding on March 20, 2001 (the "Record Date") plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable through May 19, 2001.
 5. Includes 45,000 shares owned directly by Mr. Bainum, Jr. and 1,565,562 shares owned by the Stewart Bainum, Jr. Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 3,567,869 shares held by Realty Investment Company, Inc. ("Realty"), a real estate management and investment company in which Mr. Bainum, Jr.'s Trust holds voting stock and has shared voting authority; 1,779,628 shares owned by Mid Pines Associates Limited Partnership ("Mid Pines"), in which Mr. Bainum, Jr.'s Trust is managing general partner and has shared voting authority. Also includes 1,719 shares which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan ("Non- Qualified Savings Plan").
 6. Includes 980 shares owned directly by Ms. Bainum and 1,648,868 shares owned by the Barbara Bainum Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,779,628 shares owned by Mid Pines, in which Ms. Bainum's trust is a general partner and has shared voting authority, 3,567,869 shares owned by Realty, in which Ms. Bainum's trust has voting stock and shares voting authority, 1,496 shares owned by Commonweal Foundation, in which Ms. Bainum is Vice-Chairman and shares voting authority.
 7.  Mr. Geny resigned from the Company on October 13, 2000.
 8. Includes 300 shares held under the Choice Hotels Qualified Savings and Investment Plan ("401(k) Plan").
 9. Includes 430 shares held under the 401(k) Plan, 3,318 shares held under the Non-Qualified Plan, and 500 shares held by his spouse.
10. Includes 15,500 shares owned by the JJ Robertson Limited Partnership, of which Mr. Robertson and his wife are the general partners with shared voting authority, and 1,833 shares owned by the Jerry E. Robertson Living Trust.
11. Includes 94,500 shares owned directly by Mr. Bainum and 1,906,369 shares owned by the Bruce Bainum Trust of which Mr. Bainum is the sole trustee and beneficiary. Also includes 1,612,873 shares owned by the Roberta
     Bainum Irrevocable Trust, of which Mr. Bainum is the trustee. Also includes 1,779,628 shares owned by Mid Pines, in which Mr. Bainum's Trust is a general partner and has shared voting authority, 3,567,869 shares owned by Realty in which Mr. Bainum's trust has voting stock and shares voting authority, and 1,496 shares owned by Commonweal Foundation of which Mr. Bainum is a director and shares voting authority. Mr. Bainum's address is 10770 Columbia Pike, Silver Spring, Maryland, 20901.
12. Includes 1,779,628 shares owned by Mid Pines, in which Ms. Bainum is a general partner and has shared voting authority, 3,567,869 shares owned by Realty in which Ms. Bainum's trust has voting stock and shares voting authority, and 1,496 shares owned by Commonweal Foundation, in which Ms. Bainum is a director shares voting authority. Ms. Bainum's address is 10770 Columbia Pike, Silver Spring, Maryland, 20901.
13. Includes 1,575 shares held directly by Mr. Bainum, 5,887,036 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary; 3,567,869 shares held directly by Realty, in which Mr. Bainum and his wife have shared voting authority;
     and 1,496 shares owned by Commonweal Foundation, of which Mr. Bainum is chairman and has shared voting authority. Also includes 798,711 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum's wife.
14. As of March 14, 2001 based on information provided by Mr. Baron. Mr. Baron's address is 450 Park Avenue, Suite 2800, New York, New York 10022. Pursuant to a letter agreement dated January , 1998 between the Company, Mr. Baron and entities under the control of Mr. Baron (together with Mr. Baron, the "Baron Entities"), each Baron Entity covenanted not to (i) acquire any additional shares of stock or security convertible into stock of the Company; (ii) take any action or participate in any transaction which may constitute an event of default under the Company's Credit Facility or (iii) seek representation on the Board of Directors of the Company.

                             EXECUTIVE COMPENSATION

   This table shows, for the last three fiscal years, compensation information for the Company's Chief Executive Officer and the next four most highly compensated executive officers and one former executive officer. We refer to each of these officers as a "named officer".

                           Summary Compensation Table

                                 Annual Compensation                Long-Term Compensation
                          --------------------------------- --------------------------------------
                                                             Restricted    Stock
   Name and Principal     Fiscal                               Stock      Option      All Other
        Position           Year   Salary   Bonus   Other(1) Awards($)(2) Shares(#) Compensation(3)
   ------------------     ------ -------- -------- -------- ------------ --------- ---------------
Charles A. Ledsinger,
 Jr.(4) ................   2000  $546,663 $310,085     --          --     120,000      $ 2,500
President & Chief          1999  $516,809 $249,565 $52,895         --      55,000          --
 Executive Officer         1998  $159,633      --  $99,621    $825,000    598,563          --

Bruno Geny(5) ..........   2000  $203,054 $108,450     --          --      47,060      $48,654
Senior Vice President,     1999  $239,731 $103,200     --          --      41,500          --
 International             1998  $ 70,769      --      --          --      30,000          --

Thomas Mirgon ..........   2000  $262,600 $125,500     --          --      49,500      $ 3,746
Senior Vice President,     1999  $249,795 $119,663     --          --      48,100      $ 3,590
 Administration            1998  $239,325 $ 92,083     --          --      22,500          --

Steven Schultz(6) ......   2000  $333,923 $172,278 $66,058         --      48,000
Executive Vice             1999  $187,500 $ 53,730     --     $400,038    100,000          --
 President, Domestic
 Hotels

Joseph M. Squeri .......   2000  $226,769 $ 93,750     --          --      43,130      $ 2,784
Senior Vice President,     1999  $185,577 $ 61,900     --          --      51,700          --
 Chief Financial Officer   1998  $149,557 $ 31,500     --          --      20,000          --
 and Treasurer

Wayne Wielgus(7)........   2000  $ 78,461      --  $88,341         --      60,000          --
Senior Vice President,
 Marketing

--------
1. Other Annual Compensation for Mr. Ledsinger included: for 1999, $35,077 in relocation expenses, and $11,700 in automobile allowance, and for 1998, $95,571 in relocation expenses. For Mr. Schultz, it included in 2000:
    $10,200 in automobile allowance, $53,730 in relocation expenses and $2,128 in miscellaneous expenses. For Mr. Wielgus, it included in 2000: $75,000 as a payment pursuant to his employment agreement, $10,595 in relocation expenses, and $2,746 in automobile allowance.

    SEC regulations exclude from proxy statement reporting requirements a named officer's perquisites if their value in any year is less than (a) $50,000 or (b) 10% of the named officer's annual salary and bonus in that year. Based on these regulations, we have only reported perquisites noted above.

2. Mr. Ledsinger was granted 65,842 shares of restricted stock on August 31, 1998. The shares vest in three equal annual installments beginning on August 31, 1999. Mr. Schultz was granted 27,064 shares of restricted stock on May 17, 1999, which vest in five equal annual installments. As of December 31, 2000, Mr. Ledsinger had 21,947 unvested shares with a value of $305,063 and Mr. Schultz had 21,651 unvested shares with a value of $300,949.

3. For Messrs. Ledsinger, Mirgon and Squeri, represents amounts contributed in stock the Company under its 401(k) Plan and Non-Qualified Savings Plan, which provide retirement and other benefits to eligible employees, including the named officers. For Mr. Geny, this amount represents severance costs.

4. Mr. Ledsinger's employment as President and Chief Executive Officer commenced August, 1998.

5. Mr. Geny's employment as Senior Vice President, International commenced February 1998 and terminated on October 13, 2000.

6. Mr. Schultz's employment as Executive Vice President, Domestic Hotels commenced May 1999.

7. Mr. Wielgus' employment as Senior Vice President, Marketing commenced September 2000.

                          STOCK OPTION GRANTS IN 2000

                                                                         Potential Realizable
                                                                           Value of Assumed
                                                                          Rate of Stock Price
                                                                           Appreciation for
                                        Individual Grants                   Option Term(2)
                         ----------------------------------------------- ---------------------
                                    Percentage of
                                    Total Options
                         Number of  Granted to all  Exercise
                          Options    Employees in  Base Price Expiration
          Name           Granted(1)      2000      Per Share     Date      5%(3)      10%(4)
          ----           ---------- -------------- ---------- ---------- ---------- ----------
Charles A. Ledsinger,
 Jr.....................  120,000         10%        $16.75    2/07/10   $1,263,600 $3,204,000
Bruno Geny..............   47,060          4%        $16.75    2/07/10   $  495,542 $1,256,502
Thomas Mirgon...........   49,500        4.2%        $16.75    2/07/10   $  521,235 $1,321,650
Steven Schultz..........   48,000          4%        $16.75    2/07/10   $  505,440 $1,281,600
Joseph M. Squeri........   43,130        3.6%        $16.75    2/07/10   $  454,159 $1,151,571
Wayne Wielgus...........   60,000          5%        $7.815    9/18/10   $  294,900 $  747,300

1. Options granted in 2000 were made under the 1997 Long-Term Incentive Plan. These options:
   . are generally granted 75% as nonqualified stock options and 25% as incentive stock options (except as limited by tax law), . are granted at an exercise price equal to 100% of the fair market value of the common stock on the grant date,
   . expire ten years from the date of grant, unless earlier terminated because of certain events related to termination of employment, and . vest in 20% increments on each anniversary of the grant date, subject to the terms and conditions of the plan.

2. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the stock price. Since options are granted at market price, a zero percent gain in the stock price will result in no realizable value to the optionees.

3. A 5% per year appreciation in stock price from $16.75 per share yields $27.28, and from $7.815 per share yields $12.73.

4. A 10% per year appreciation in stock price from $16.75 per share yields $43.45, and from $7.815 per share yields $20.27.

                      AGGREGATED OPTION EXERCISES IN 2000
                           AND YEAR-END OPTION VALUES

                                                          Number of         Value of Unexercised in-
                                                     Unexercised Options      the-money Options at
                                                    at December, 31, 2000       December 29, 2000
                                                  ------------------------- -------------------------
                         Shares Acquired  Value
                           on Exercise   Realized Exercisable Unexercisable
                         --------------- -------- ----------- -------------
        Name(1)                             $          #            #       Exercisable Unexercisable
        -------                 #        -------- ----------- ------------- ----------- -------------
Charles A. Ledsinger,
 Jr.....................       --          --       250,426      523,137     $288,824     $462,452
Thomas Mirgon...........       --          --        50,375      122,649     $ 29,896     $ 54,003
Bruno Geny..............       --          --        26,280       17,692     $  8,797     $  8,797
Steven Schultz..........       --          --        22,000      136,000          --           --
Joseph M. Squeri........       --          --        33,712      106,712     $ 14,203     $ 24,838
Wayne Wielgus...........       --          --           --        60,000          --      $352,351

1. The closing prices of Company common stock as reported by the New York Stock Exchange on December 29, 2000 was $13.6875. The value is calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Company common stock underlying the option.

Employment Agreements

   The Company entered into an employment agreement with Stewart Bainum, Jr., providing for Mr. Bainum, Jr.'s employment as Chairman of the Company's Board of Directors. The agreement has a term of three years commencing October 15, 1997. The agreement may be extended on the mutual agreement of the parties. Either Choice or Mr. Bainum may terminate the agreement upon 30 days' prior written notice on the first and second anniversary dates of the agreement. Effective February 1, 2000, the agreement was modified to provide Mr. Bainum, Jr. a set retainer of $200,000 per year, with no bonus potential.

   The Company entered into an employment agreement with Charles A. Ledsinger. The agreement has a term of five years from July 31, 1998 and provides for a base salary of $500,000 per annum, subject to annual adjustments and a target bonus of 60% of his base compensation, based on Company performance. His current 2001 base salary is $580,000. Pursuant to the employment agreement, Mr. Ledsinger was granted 65,842 shares of restricted Company common stock and options to purchase 598,563 shares of common stock, of which 39,900 of the options were incentive stock options granted under the 1997 Long Term Incentive Plan. The remainder of the options were non-qualified stock options. The agreement also contains a change of control provision which provides for a severance payment equal to 200% of his base salary and 75% of a prior year's bonus if he is terminated within twelve months of a change of control of the Company.

   The Company has entered into employment agreements with each of the officers listed below. Each agreement is for a term of five years from the effective date and provides for a specified base salary, which is subject to annual adjustment, and an annual bonus up to a specified percentage of that officer's base salary. The annual bonus is based on performance criteria. Each agreement also contains a change of control provision which provides for a severance payment equal to 200% of the officer's base salary and 75% of a prior year's bonus if he is terminated within twelve months of a change of control of the Company.

   The following table provides the term and compensation payable under each officer's employment agreement:

                                                     Current 2001      Target
      Officer                     Effective Date   Base Compensation    Bonus
      -------                    ----------------- ----------------- -----------
      Michael DeSantis.......... April 29, 1998        $240,000      50% of Base
      Thomas Mirgon............. March 3, 1997         $275,000      50% of Base
      Steven Schultz............ May 17, 1999          $345,000      55% of Base
      Joseph Squeri............. June 3, 1999          $265,000      50% of Base
      Wayne Wielgus............. September 5, 2000     $305,000      50% of Base
      Daniel Rothfeld........... May 3, 2000           $218,000      50% of Base

   In addition, Mr. Wielgus' employment agreement provides for a payment of $125,000, 60% of which was paid on September 5, 2000 and the remaining 40% of which will be paid on September 5, 2001. Mr. Schultz's agreement provides for an interim housing subsidy of $100,000, 50% of which was paid in May 1999 and the remaining 50% in May 2000.

Retirement Plans

   The Company has adopted the Choice Hotels International, Inc. Amended and Restated Supplemental Executive Retirement Plan (the "SERP"). Participants are the CEO and Senior Vice Presidents and other officers who report directly to the CEO.

   Participants in the SERP receive a monthly benefit for life based upon final average salary and years of service. Final average salary is the average of the monthly base salary and bonuses earned in a 60 month period which produces the highest average out of the 120 months of employment, prior to the first occurring of the early retirement date or the normal retirement date. The nominal retirement age is 65, and participants must have a minimum of 5 years of service. Participants may retire at age 55 with 10 years of service and may elect to receive benefits commencing prior to age 65. All of the Named Officers who are participants are age 55 or younger, so that none of their compensation reported above would be included in the final average salary calculation.

   Assuming that the following officers continue to be employed by the Company until they reach age 65, their credited years of service are as follows:

                                                  Current Years Years of Service
      Name of Individual                           of Service      at Age 65
      ------------------                          ------------- ----------------
      Charles A. Ledsinger.......................        2             16
      Thomas Mirgon..............................        4             24
      Steven Schultz.............................        1             12
      Joseph Squeri..............................        4             34
      Wayne Wielgus..............................        1             20

   The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications. These benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts.

                          Years of Service/Benefit as
                       Percentage of Final Average Salary

                                                                                  25 or
      Final Average Salary          15/15%                20/22.5%               more/30%
      --------------------          -------               --------               --------
      $300,000                      $45,000               $ 67,500               $ 90,000
       350,000                       52,500                 78,750                105,000
       400,000                       60,000                 90,000                120,000
       450,000                       67,500                101,250                135,000
       500,000                       75,000                112,500                150,000
       600,000                       90,000                135,000                180,000

   In October 1997, the Company established the Choice Hotels International, Inc. Retirement Savings and Investment Plan (the "401(k) Plan"). The 401(k) Plan is a defined contribution retirement, savings and investment plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and includes a cash or deferred arrangement under Section 401(k) of the Code. All employees age 21 or over and who have worked for the Company for a twelve month period during which such employee completed at least 1,000 hours will be eligible to participate. Subject to certain non-discrimination requirements, each employee will be able to contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee's salary, but not more than the current Federal limit of $10,000. The Company will match contributions made by its employees subject to certain limitations. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of the Company for the year and the number of years of service of the participant. Amounts contributed by the Company pursuant to its 401(k) Plan for Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

   The Company also adopted the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan ("Non-Qualified Savings Plan"). Certain select highly compensated members of management of the Company will be eligible to participate in the Non-Qualified Savings Plan. The Non-Qualified Savings Plan is structured so as to provide the participants with a pre-tax savings vehicle to the extent that pre-tax savings are limited under the 401(k) Plan as a result of various governmental regulations, such as non-discrimination testing. Amounts contributed by the Company under its Non-Qualified Savings Plan for fiscal year 1999 for the Named Officers are included in the Summary Compensation Table under the column headed "All Other Compensation."

   The Company match under the 401(k) Plan and the Non-Qualified Savings Plan is limited to a maximum aggregate of 6% of the annual salary of a participant. Likewise, participant contributions under the two plans will not exceed the aggregate of 15% of the annual salary of a participant.

   THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

   In this section, we describe our executive compensation policies and practices, including the compensation we pay our Chief Executive Officer and the next four most highly compensated executive officers.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

   During 2000, the Compensation/Key Executive Stock Option Plan Committee consisted of Jerry E. Robertson, Barbara Bainum and Raymond E. Schultz. No member of our committee during 2000 was an employee of the Company or any of its subsidiaries. Each member qualifies as a "non-employee director" under Rule 16b-3 of the Securities and Exchange Act of 1934 and as an "outside director" as defined in Section 162(m)(3) of the Internal Revenue Code.

   The following philosophy and principles have been set forth as a framework within which our committee operates.

Compensation Committee Philosophy and Guiding Principles

  .  Attract and retain talented management;

  . Closely align management's interests and actions with those of shareholders through the establishment of appropriate award vehicles;

  . Reward employees for enhancing shareholder value through sustained improvement in earnings per share;

  . Position base pay at market so that the Company can vary total compensation costs with financial results by means of variable pay; and

  . Recognize the concept that executive officers individually, and as a group, should have a significant ownership stake in the Company.

Executive Compensation Policies

   Compensation Levels

   Our committee relates total compensation levels for the Company's executive officers to the total compensation paid to similarly situated executives based on various independently published compensation surveys, primarily conducted and approved by independent consultants. Summary data on a lodging industry peer group, a franchise industry peer group, and companies of similar size in the service sector are used as the comparison groups. Total compensation is targeted to approximate the median of the competitive market data and comparison companies. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when the Company's targeted performance goals are exceeded. Similarly, total compensation may lag the market when performance goals are not achieved. Compensation for the Chief Executive Officers and other executive officers was set in February 2000. For the twelve months ended December 31, 2000, compensation for the President and Chief Executive Officer was slightly below the median while compensation for all of the other executive officers, as a group, was at the median.

   Policy with Respect to Qualifying Compensation for Deductibility

   Section 162(m) of the Code imposes a $1 million ceiling on tax-deductible compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers. Certain types of compensation are only deductible if performance criteria are set and stockholders have approved the compensation arrangements. The Company believes that while it is generally in the best interest of stockholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

   In connection with Charles A. Ledsinger's employment agreement, Mr. Ledsinger was granted 65,842 non-performance based restricted shares of Company Common Stock, of which one-third vested in July 1999 and one-third in July 2000. The remaining shares will vest in July 2001. At vesting, the fair market value of the stock could be compensation to Mr. Ledsinger and included in calculating the $1 million ceiling. However, Mr. Ledsinger elected to defer receipt of the shares which vested in 1999 and 2000, so that the value of such shares will not be compensation to Mr. Ledsinger until such time as his employment with the Company ends. Additionally, the employment agreement provides for options to purchase 498,563 shares of Company Common Stock which were granted outside of the 1997 Incentive Plan and which vest in five equal annual installments beginning July 31, 1999. Upon the exercise of such options by Mr. Ledsinger during any fiscal year, his gain (the difference between the fair market value on the date of exercise and the exercise price) will be included in calculating the compensation for that fiscal year for which the federal income tax deduction is disallowed. Our Committee intends to monitor the Company's compensation programs with respect to such laws.

   Annual Compensation

   The base salary pay practice as previously adopted by the Compensation Committee is to target compensation at the 55th percentile of the market range among the comparison groups for a particular position and to adjust as appropriate for experience and performance.

   Annual merit adjustments for the executive officers affecting compensation paid in the twelve months ended December 31, 2000 were set in February 2000.

   In 1997 and again in 2000, the Committee revised its performance measurements for awards under the annual cash bonus program to focus heavily on management's responsibility to deliver earnings per share based on earnings per share from continuing operations at established annual targets. For executive officers other than the Chief Executive Officer, the measurements include specific performance objectives directly accountable to such executive officer. These performance objectives, where applicable, could include licensee/customer satisfaction and RevPAR improvement and would incorporate each executive officer's accountability for the successful execution of key initiatives tied to achievement of the Company's strategic plan. For the 2000 fiscal year, the awards under the annual cash bonus program were based 50% on achieving increased earnings per share and 50% on achieving performance objectives. In addition, the annual incentive plans were modified to provide that no bonus is paid to the extent that the prior year's financial targets were not met and also permits bonuses of up to 200% of an individual's target bonus to the extent targets are substantially exceeded. For the fiscal year ended December 31, 2000, for which bonuses were paid in February 2001, actual pay out was in accordance with the financial targets set by the Committee.

Long-Term Incentives

   The Company will award long-term incentives under the 1997 Incentive Plan. The plan gives the Committee the latitude of awarding Incentive Stock Options, non-qualified stock options, restricted stock, and other types of long-term incentive awards. The recommended awards were developed by analyzing peer group average market data and the Company's past practice. The Committee reviewed and approved a Stock Option Guide Chart for the Company's executives which utilizes a market based salary multiple to establish a competitive range of stock options from which executive awards could be determined.

Compensation of the Chief Executive Officer

   Mr. Ledsinger was appointed Chief Executive Officer and President in August 1998. His base salary is established by his rights under his employment agreement, approved by the Committee. The base salary is reviewed each year by the Committee and is subject to merit increases based primarily on his achievement of performance objectives and the comparison to competitive market data and the comparison companies. The performance objectives vary from year to year but in general relate to such matters as positioning the Company for growth, achieving the Company's strategic plan and other various financial goals. Although no specific weights are assigned to any particular objective, a greater emphasis is placed on corporate and personal performance than on competitive practices within the industry. In February 2000, the Committee approved a 5% annualized merit increase to Mr. Ledsinger's base salary.

   Under the annual cash bonus program, Mr. Ledsinger has the potential to be awarded a target bonus of up to 60% of his base salary if bonus objectives are achieved. Unlike the other executive officers, Mr. Ledsinger's bonus objectives are tied 100% to earning per share. For the fiscal year ended December 31, 2000, for which bonuses were paid in February 2001, actual pay out was in accordance with the financial targets set by the Committee.

                           THE COMPENSATION COMMITTEE

                          Jerry E. Robertson, Chairman
                                 Barbara Bainum
                               Raymond E. Schultz

                               PERFORMANCE GRAPH

   The following graph compares the performance of Choice common stock with the performance of the New York Stock Exchange Composite Index ("NYSE Composite Index") and a peer group index (the "Peer Group Index") by measuring the changes in common stock prices from October 16, 1997, plus assumed reinvested dividends. The Commission's rules require that the Company select a peer group in good faith with which to compare its stock performance by selecting a group of companies in lines of business similar to its own. Accordingly, the Company has selected a peer group that includes companies which are actively traded on the New York Stock Exchange and the NASDAQ Stock Market and which are in the franchising and/or hospitality industry. The common stock of the following companies have been included in the Peer Group Index: Prime Hospitality Corporation, Marriott International, Inc., Cendant Corporation and Hilton Hotels Corp. Promus Hotel Corporation is no longer included in the peer group as it was acquired by Hilton Hotels Corp.

   The graph assumes that $100 was invested on October 16, 1997, in each of Choice common stock, the NYSE Composite Index and the Peer Group Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective capitalization, measured at the beginning of each relevant time period.

                        [PERFORMANCE GRAPH APPEARS HERE]


                              10/15/97 12/97   6/98  12/98   6/99  12/99   6/00  12/00
                              -------- ------ ------ ------ ------ ------ ------ ------
     Choice Hotels...........  100.0    94.12  79.78  80.51 116.18 100.74  58.46  80.52
     NYSE Composite Index....  100.0   101.85 114.17 117.54 127.86 128.29 126.84 129.59
     Peer Group..............  100.0   105.09  75.15  65.12  69.07  72.99  54.11  51.36

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Creative Hotel Associates LLC is a franchisee of the Company with eight hotels flagged with Choice brands. Robert C. Hazard, Jr. is Chairman of Creative Hotel Associates LLP and Gerald W. Petitt is the President and Chief Executive Officer. Mr. Petitt is a director of the Company who will retire from the Board at the May 2001 Annual Meeting and Mr. Hazard, Jr. retired from the Board of Directors in August, 1998. Total payments to the Company for fiscal year 2000 were $862,983. In 1994, the Company amended existing employment agreements with Messrs. Hazard and Petitt to provide them the right between May 31, 1996 and May 31, 2001, to franchise four hotels with no initial fees and no royalty fees for the first five years of each agreement. In September 2000, a dispute arose between the parties at to whether the reduced fees could be applied to hotels already open. To resolve the dispute, Choice Hotels entered into an Agreement and Amendment to Franchise Agreements in January 2001, with Creative Hotel Associates and Messrs. Hazard and Petitt. The Agreement was approved by the Board of Directors, with Mr. Petitt not participating in the discussion or vote. The Agreement provides that Creative Hotels shall not pay affiliation fees or royalty fees on two existing hotels for a period of five years. However, the waiver of royalty fees is capped annually at an amount equal to the average annual gross room revenues for the prior year for the eight properties owned by Creative Hotel Associates in the Choice system. The Agreement also provides for a waiver of the affiliation fee and a five year royalty waiver for a third hotel. If Creative Hotels signs a new franchise agreement by May 31, 2002 and construction on such hotel begins by May 31, 2003, then the franchise agreement for that hotel will also contain a waiver of initial fees and a five year waiver of royalty fees.

   CareFirst BlueCross BlueShield is the Company's heath care provider, acting as third-party administration of the Company's health plan. William L. Jews, a director of the Company, is the President and Chief Executive Officer of CareFirst. In 2000, administration fees of $570,376 were paid by the Company to CareFirst, while CareFirst paid to the Company $3,881 in stop/loss insurance coverage.

   On October 27, 1998, the Company entered into a Master Aircraft Lease Agreement with Wilderness Investment Company, Inc. ("Wilderness"), a corporation which is solely owned by Stewart Bainum, founder of the Company. The lease permits the Company to lease from time to time a Cessna Citation VI owned by Wilderness. During fiscal year 2000, the Company incurred a total of $106,349 for aircraft usage pursuant to the lease. Mr. Bainum, who is the father of Stewart Bainum, Jr. and Barbara Bainum, retired from the Board of Directors in August 1998.

Relationship with Sunburst

   When the Company was spunoff from Sunburst in October, 1997, the Company and Sunburst entered into certain agreements intended to govern the relationship between the parties after the spinoff. In addition, Sunburst is the Company's largest franchisee, with a portfolio of 69 hotels containing 9,223 rooms as of March 6, 2001. The material terms of certain of these agreements and other arrangements, entered into between the Company and Sunburst, including the franchise agreements with respect to Sunburst's hotels, are described below.

Distribution Agreement

   In connection with the spinoff, the Company and Sunburst entered into a Distribution Agreement which provided for, among other things, the principal corporate transactions required to effect the spinoff, the assumption by the Company of all liabilities relating to its business and the allocation between the Company and Sunburst of certain other liabilities, certain indemnification obligations of Sunburst and Choice and certain other agreements governing the relationship between the Company and Sunburst with respect to or in consequence of the spinoff.

   Subject to certain exceptions, the Company has agreed to indemnify Sunburst and its subsidiaries against any loss, liability or expense incurred or suffered by Sunburst or its subsidiaries arising out of or related to the failure by the Company to perform or otherwise discharge liabilities allocated to and assumed by the Company under the Distribution Agreement, and Sunburst has agreed to indemnify the Company against any loss, liability or expense incurred or suffered by the Company arising out of or related to the failure by Sunburst to perform or otherwise discharge the liabilities retained by Sunburst under the Distribution Agreement. The foregoing cross-indemnities do not apply to indemnification for tax claims and liabilities, which are addressed in the Tax Sharing Agreement described below.

   To avoid adversely affecting the intended tax consequences of the spinoff, each of the Company and Sunburst agreed to comply in all material respects with each representation and statement made to any taxing authority in connection with the IRS tax ruling or any other tax ruling obtained by the Company and Sunburst in connection with the spinoff.

   Under the Distribution Agreement, each of the Company and Sunburst were granted access to certain records and information in the possession of the other, and requires the retention of such information in its possession for specified periods and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of the Company and Sunburst to obtain the consent of the other prior to waiving any shared privilege.

Strategic Alliance Agreement

   At the time of the spinoff, the Company and Sunburst entered into a Strategic Alliance Agreement pursuant to which: (i) Sunburst granted a right of first refusal to the Company to franchise any lodging property that Sunburst develops or acquires and intends to operate under franchise; (ii) Sunburst has also agreed, barring a material change in market conditions, to continue to develop Sleep Inns and MainStay Suites hotels so that it will have opened a total of 14 Sleep Inns and 15 MainStay Suites hotels by October 15, 2001 (48 months of the spinoff ); (iii) The Company granted to Sunburst an option, exercisable under certain circumstances, to purchase the brand names, marks, franchise agreements and other assets of the MainStay Suites hotel system; (iv) the Company and Sunburst agreed to continue to cooperate with respect to matters of mutual interest, including new product and concept testing for the Company in hotels owned by Sunburst; and (v) Sunburst authorized the Company to negotiate with third party vendors on Sunburst's behalf for the purchase of certain items. The Strategic Alliance Agreement extends for a term of 20 years with rights of mutual termination on the fifth, tenth and fifteenth anniversaries.

   On December 28, 1998, Sunburst and the Company amended the Strategic Alliance Agreement to: (i) cancel Sunburst's option to acquire the MainStay Suites system; (ii) eliminate liquidated damages with respect to franchise agreements entered into before December 12, 1998 (except for MainStay Suites and Sleep Inn franchise agreements); (iii) cap liquidated damages for MainStay Suites and Sleep Inn franchise agreement; (iv) change Sunburst's development obligations to 13 Sleep Inns and 25 MainStay Suites by October 15, 2001; and
(v) provide certain other global amendments to Sunburst's franchise agreements.

   On February 29, 2000, Sunburst and the Company further amended the Strategic Alliance Agreement to:

  . eliminate the right of first refusal granted to the Company to franchise any lodging property acquired by Sunburst;
  . eliminate Sunburst's development obligations with respect to Sleep Inn; . eliminate a non-competition agreement between the parties;
  . require Sunburst to spend no more on other development in any year than it spends on MainStay Suites;
  . provide Sunburst a credit for MainStay Suites franchise fees if certain financial performance criteria are not achieved by Sunburst's MainStay Suites as a group;
  . prohibit Sunburst from selling or re-branding any MainStay Suite until October 15, 2002 (except for certain agreed upon properties).
  .  restructure royalty fees

Amended and Restated Strategic Alliance Agreement

   An Amended and Restated Strategic Alliance Agreement became effective in January 2001. The Amended and Restated Strategic Alliance Agreement provides that, until October 15, 2002, Sunburst shall give Choice written notice at least fourteen days prior to executing a franchise application with a third party with respect to the franchising of a hotel or lodging property. Choice shall have the opportunity to present Sunburst with a plan to brand the hotel or lodging property with one of its brands, provided that Sunburst shall have no obligation to enter into an agreement with Choice to use any of its brands on the hotel or lodging property. In addition, in the event any Choice-branded Sunburst hotel is sold prior to October 15, 2002, the property improvement plan for any such hotel imposed by Choice as a condition for relicensing will be essentially limited to items necessary to pass Choice's quality assurance review.

   The Amended and Restated Strategic Alliance Agreement provides that the following properties shall be included in the 21 MainStay Suites hotels comprising the "MainStay quota," notwithstanding Sunburst's transfer of such hotels:

  . The three MainStay Suites properties previously transferred to Choice pursuant to a put-call agreement between Sunburst and Choice;
  . Two other MainStay Suites properties identified and as agreed by the parties; and
  . Any MainStay Suites property sold, transferred or conveyed by Sunburst, if such property is relicensed by the new owner or transferee as a MainStay Suites property under market terms acceptable to Choice.

Put Call Agreement

   The parties also entered into a Put Call Agreement related to three MainStay Suites properties for a period ending June 30, 2000. During this period, the Company can "call" any property and purchase it at Sunburst's original cost. At the end of this period if the Company has not exercised its call, Sunburst may "put" any or all of the properties to the Company.

   On June 30, 2000, the Company exercised its call rights and title to the properties were transferred to subsidiaries of the Company on September 1, 2000. The cost of the hotels, which was based on Sunburst's historic costs (approximately $16 million), was deemed a principal payment under the Term Note. The three MainStay Suites properties are located in Brentwood, Tennessee, Greer, South Carolina, and Pittsburgh, Pennsylvania.

Senior Subordinated Notes

   In connection with the spinoff, the Company loaned to Sunburst approximately $115 million. This loan was represented by a term note in an aggregate principal amount of $115 million (the "Term Note"). In connection with a recapitalization by Sunburst in January 2001, the Company surrendered the Term
Note in consideration of approximately $102 million in cash and $35 million in Senior Subordinated Notes.

   The Senior Subordinated Notes will mature seven years from issuance. The Senior Subordinated Notes were issued at substantial discount from their principal amount at maturity. Original issue discount on the Senior Subordinated Notes will accrete at a rate of 11.375% per annum and will be payable semi-annually in arrears. The notes contain standard and customary high-yield loan terms and conditions.

  Ranking and Guarantees

   The Senior Subordinated Notes are general unsecured obligations of Sunburst ranking subordinate in right of payment to all senior debt of Sunburst. The Senior Subordinated Notes are guaranteed by each domestic restricted subsidiary of Sunburst, other than certain future special purpose finance subsidiaries. The guarantee of each guarantor is subordinate in right of payment to all senior debt of such guarantor.

  Optional Redemption

   At any time prior to the fourth anniversary of the closing date, Sunburst may redeem all, but not less than all, of the Senior Subordinated Notes at a redemption price equal to 100% of the accreted value of the Senior Subordinated Notes redeemed plus an applicable premium and all accrued unpaid interest and liquidated damages, if any, to the date of redemption. After the fourth anniversary of the closing date, Sunburst may redeem all or part of the Senior Subordinated Notes at a specified redemption price (expressed as percentages of principal amount at maturity) plus accrued and unpaid interest and liquidated damages, if any, on the Senior Subordinated Notes to be redeemed.

 Consulting Agreement

   The Company and Sunburst entered into a Consulting Agreement in which Sunburst will provide consulting and advisory services to the Company related to financial issues affecting Sunburst. The term of the agreement commences October 15, 1997 and terminates on November 1, 2001. Sunburst is entitled to an annual retainer fee equal to 30% of the annual compensation (including base salary, incentive bonus and fringe benefits) paid to James A. MacCutcheon by Sunburst during such period. If Mr. MacCutcheon ceases to be employed by Sunburst, the agreement can be terminated by either party, but if terminated by Sunburst, then the Company shall pay Sunburst a termination fee equal to 30% of any amount due by Sunburst to Mr. MacCutcheon under his employment agreement as a result of his separation.

   During fiscal year 2000, the Company paid Sunburst $163,193 pursuant to the Consulting Agreement.

 Tax Sharing Agreement

   The Company and Sunburst have entered into a Tax Sharing Agreement for purposes of allocating tax liabilities of Former Choice from before the spinoff among the Company and Sunburst and their respective subsidiaries. In general, Sunburst will be responsible for (i) filing consolidated federal income tax returns for the Sunburst affiliated group and combined or consolidated state tax returns for any group that includes a member of the Sunburst affiliated group, including in each case the Company and its subsidiaries for the periods of time that such companies were members of the applicable group and (ii) paying the taxes relating to such tax returns to the applicable taxing authorities (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). The Company will reimburse Sunburst for the portion of such taxes that relates to the Company and its subsidiaries, as determined based on their hypothetical separate company income tax liabilities. The Company and Sunburst have agreed to cooperate with each other, and to share information, in preparing such tax returns and in dealing with other tax matters.

 Employee Benefits Allocation Agreement

   In connection with the spinoff, the Company and Sunburst entered into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Employee Benefits Allocation Agreement"). The Employee Benefits Allocation Agreement provides for the allocation subsequent to the spinoff of employee benefits, as they relate to employees who remained employed by Sunburst or its subsidiaries ("Sunburst Employees") after the spinoff and employees who are employed by the Company or its subsidiaries after the spinoff ("Choice Employees"). Pursuant to the Employee Benefits Allocation Agreement, Sunburst will continue sponsorship of the various Sunburst profit sharing plans, stock plans and health and welfare plans with respect to Sunburst Employees. The Company has established a number of plans which allow it to provide to its employees substantially the same benefits currently provided to them as employees of Former Choice. The Employee Benefits Allocation Agreement provides for cross-guarantees between the Company and Sunburst with respect to the payment of benefits under certain plans and for cross-indemnification for employment-related claims arising prior to the spinoff.

   The Employee Benefits Allocation Agreement also provided for the adjustment of outstanding options to purchase shares of Sunburst common stock held by Sunburst Employees, Choice Employees and employees of Manor Care who hold such options as a result of the Former Choice spinoff . As a result of these adjustments, the Company granted options to purchase approximately 5,222,474 shares of common stock to Choice Employees, Sunburst Employees and employees of Manor Care.

   Franchise Agreements

   The Clarion, Comfort, Econo Lodge, Sleep Inn, Quality, MainStay Suites and Rodeway marks are each owned by the Company. Each hotel property owned by Sunburst is subject to a franchise agreement between the Company and Sunburst, as franchisee (the "Franchise Agreements"). (The material terms of such agreements are described below.) Total fees paid to the Company for franchising, royalty, and marketing and reservation fees for fiscal year 2000 were $10.3 million.

   Term

   Each Franchise Agreement has an initial term of 20 years, except the agreement for Tempe, Arizona which is a year to year agreement. The Franchise Agreements have varying original dates, from 1982 through 1996. Certain Franchise Agreements allow for unilateral termination by either party on the 5th, 10th, or 15th anniversary of the Franchise Agreement.

   Termination by Sunburst

   Sunburst (except with respect to one property as described below) may terminate a Franchise Agreement if the Company defaults on its material obligations under such Franchise Agreement and fails to cure such defaults within 30 days following written notice. The Franchise Agreement with respect to the Quality Hotel-Arlington (the "Non-Standard Franchise Agreement") does not allow Sunburst to terminate such Franchise Agreement.

   Termination by Choice

   The Company (except with respect to the Non-Standard Franchise Agreement) may suspend or terminate a Franchise Agreement at any time, if, among other things, Sunburst (a) fails to submit reports when due; (b) fails to pay amounts due under such Franchise Agreement; (c) fails to pay its debts generally as they become due; or (d) receives two or more notices of default for similar reasons for any 12 month period. The Company (except with respect to the Non-Standard Franchise Agreement) may terminate a Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst; (b) Sunburst loses possession or the right to possession of the Property; (c) Sunburst breaches transfer restrictions in the related Franchise Agreement; (d) any action is taken to dissolve or liquidate Sunburst; or (e) there is a threat or danger to the public health and safety in the continued operation of the Property. If a Franchise Agreement is terminated by the Company for any of the reasons discussed in the immediately preceding two sentences, Sunburst is required to pay Special Interest equal to the product of (i) the average monthly gross room revenue for the preceding 12 months, multiplied by (ii) the royalty fee percentage (more fully described below), multiplied by (iii) the number of months unexpired under the term of the related Franchise Agreement (in no event less than $21-$50 multiplied by the specified room count).

   The Non-Standard Franchise Agreement has termination provisions similar to those in the other Franchise Agreements. The Company may terminate the Non-Standard Franchise Agreement immediately upon notice to Sunburst if, among other things, (a) certain bankruptcy events occur with respect to Sunburst; (b) certain breaches of the related agreements are not remedied; (c) any action is taken to dissolve or liquidate Sunburst; or (d) legal proceedings against Sunburst are not dismissed within a certain period of time. Upon termination, the Franchise Agreement for the Rodeway Inn-Phoenix (Tempe) calls for Special Interest of the greater of (i) $50,000 and (ii) the sum of the previous two years of fees paid by the licensee.

   Fees

   The Franchise Agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice's reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally. Late payments (i) will be a breach of the Franchise Agreement and (ii) will accrue interest from the date of delinquency at a rate of 1.5% per month or portion thereof.

   In December 1998, the Company and Sunburst entered into an amendment which provided that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after the amendment. These ten Franchise Agreements shall contain a provision permitting termination by either party only on the tenth or fifteenth anniversary of the date of the contract.

   Certain Covenants

   The Franchise Agreements impose certain affirmative obligations upon the Company including: (a) to lend the Franchisor an operations manual; (b) to utilize money collected from marketing and reservation fees to promote those aspects of the franchise business; and (c) to periodically inspect the Property. The Franchise Agreements also impose affirmative obligations upon Sunburst including: (a) to participate in a specified reservation system; (b) to keep and comply with the up-to-date version of the Company's rules and regulations for properly running the specified franchise; (c) to prepare monthly financial and other records; (d) to not interfere with the franchised mark(s) and the Company's rights thereto; and (e) to maintain certain specified insurance policies.

   Assignments

   Sunburst is prohibited from directly or indirectly selling, assigning, transferring, conveying, pledging or mortgaging its interest in the Franchise Agreement, or any equity interest in such franchise interests without the consent of the Company except that, among other things, certain percentages of ownership interests in Sunburst may be transferred without the Company's consent. The Company's consent to such transfers, will not be given unless, among other things: (a) all monetary obligations due under the Franchise Agreement are paid to the Company; (b) no defaults under the Franchise Agreement remain uncured; (c) the transferee agrees in writing to upgrade the related Property to the then-current standards; and (d) the transferee agrees to remain liable for all obligations under the Franchise Agreement so transferred.

   The Company is permitted to assign all or any part of its rights or obligations under the Franchise Agreements. However, the Franchise Agreements (with the exception of the Non-Standard Franchise Agreement) do not permit the Company to absolve itself from the obligations that it transfers under the Franchise Agreement. Upon the assignment of the Company's obligations under the Non-Standard Franchise Agreement, the Company will no longer be liable with respect to the obligations it so transfers.

   Amendments to Franchising Agreements

   In connection with Sunburst's recapitalization, Choice and Sunburst entered into an Omnibus Amendment of the Franchise Agreements as follows.

   Liquidated Damages Provision. The amended Franchise Agreements provide that all Franchise Agreements by and between Choice and Sunburst (except as noted below), are amended such that any references to liquidated damages are deleted. The exceptions are any Franchise Agreements related to MainStay Suites and Sleep Inns or any other hotel owned by Sunburst that carried a Choice brand which is not sold by

Sunburst within three years from the date such hotel was reflagged with a different non-Choice brands. For these hotels, so long as Sunburst is not in default under the Senior Subordinated Notes and Choice remains the holder of such Notes, any liquidated damages to be paid with respect to any such hotel will not exceed a maximum of $100,000.

   Reflagging. The amended Franchise Agreements provide that Sunburst will not reflag any of the twenty-one MainStay Suites hotels included in the MainStay quota or seek termination of any related Franchising Agreement or allow any other brand to be flagged to any such hotel prior to October 15, 2003; provided, however, Sunburst may prior to October 15, 2003 reflag, or permit the reflagging of, up to two of these properties and may sell, transfer or convey any such MainStay Suites hotel if such property is relicensed by the new owner or transferee as a MainStay Suites hotel under market terms acceptable to Choice. The amended Franchise Agreements provide that after October 15, 2003, Sunburst may reflag any MainStay Suites hotels and terminate any such franchise agreement, and Choice shall waive any claim against Sunburst for damages caused by such reflagging or termination, including liquidated damages, if Sunburst gives thirty days prior written notice to Choice and Sunburst pays $100,000 as a termination fee for each MainStay Suites hotel, other than the two properties referred to above, that is to be reflagged or for which the Franchise Agreement is to be terminated.

   Other Amendments to Franchise Agreements. The amended Franchise Agreements provide that if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice:

  . If that property is not past due on any fees and is not failing a quality assurance review, Choice will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan); and
  . If that property is not past due on any fees but is failing a quality assurance review, Choice will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

   Franchise Fee Credits. The amended Franchise Agreements provide that Choice shall establish an account to serve as a mechanism for administering the "shortfall balance." The initial amount credited to the shortfall balance shall be $2,142,887, which represents the amount by which an agreed upon target cumulative EBITDA for MainStay Suites hotels subject to the MainStay quota (excluding properties previously sold to Choice) for the period from October 1, 1996 through December 31, 1999 exceeds the actual cumulative EBITDA for such period. For each year beginning January 1, 2001 until the shortfall freeze date, as defined below, the shortfall balance shall be adjusted by 50% of the amount, if any, by which the target cumulative EBITDA for the preceding year exceeds the actual cumulative EBITDA for such MainStay Suites hotels for such year. Each year, on or prior to February 15 of such year, Sunburst shall determine the actual cumulative EBITDA for the preceding year in a manner consistent with the calculation of the target cumulative EBITDA and whether an adjustment is warranted and shall deliver written notice thereof to Choice together with the monthly operating statements for each applicable hotel. From and after the earlier of October 15, 2003 and the first year in which no adjustment is required, i.e., the "shortfall freeze date," no further adjustments shall be determined and the shortfall balance shall thereafter be zero.

   The shortfall balance, if any, shall be applied by Sunburst as a credit against royalty, reservation and marketing fees payable to Choice as follows:

  . First, to fees payable pursuant to the Franchise Agreements related to the MainStay Suites hotels subject to the MainStay quota for each month prior to the tenth anniversary of the date of each such Franchise Agreement; and
  . Second, to fees payable pursuant to Franchise Agreements for other MainStay Suites hotels or for any other brand developed by Choice.

   Prior to the shortfall freeze date, any remainder of the shortfall balance shall carry forward until used.

 Potential Conflicts

   The ongoing relationship between the Company and Sunburst resulting from the agreements and arrangements described above may potentially give rise to conflict of interest between the Company and Sunburst. With respect to the agreements between the parties, the potential exists for disagreements as to the quality of the services provided by the parties and as to contract compliance. Nevertheless, the Company believes that there will be sufficient mutuality of interest between the two companies to result in a mutually productive relationship.

   In addition, Stewart Bainum Jr. serves as Chairman of the Boards of Directors of both the Company and Sunburst. As a result of the spinoff, Mr. Bainum, Jr., as well as certain other officers and directors of the Company and of Sunburst, also own shares and/or options or other right to acquire shares in each of the Company and Sunburst. Appropriate polices and procedures are followed by the Board of Directors of the Company and Sunburst to limit the involvement of Mr. Bainum, Jr. (and, if appropriate, relevant officers of such companies) in conflict situations, including requiring them to abstain from voting as directors of either the Company or Sunburst on certain matters which present a conflict between the two companies.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's reporting officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"), the New York Stock Exchange and the Company. Based solely on the Company's review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the fiscal year ended December 31, 2000, except for the following late filings: Jerry E. Robertson was eight days late with respect to a Form 4 filing.

                            AUDIT COMMITTEE MATTERS

   Upon the recommendation of the Audit Committee and in compliance with the regulations of the New York Stock Exchange, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. The Audit Committee is composed of three independent directors. The Audit Committee Charter is set forth in Exhibit A of this proxy statement.

Report of Audit Committee

   The Audit Committee is responsible for providing independent, objective oversight of Choice Hotels International, Inc.'s accounting functions and internal controls.

   Management is responsible for the Company's system of internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with Generally Accepted Auditing Standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee those processes.

   In this context, the Audit Committee has reviewed and discussed with management and independent auditors, Arthur Andersen LLP, the Company's audited financial statements as of and for the year ended December 31, 2000. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards (SAS) No. 90, Audit

Committee Communications and SAS No. 61, Communications with Audit Committees. Both of these statements were issued by The Standards Board of the American Institute of Certified Public Accountants.

   In addition, the Audit Committee has discussed with Arthur Andersen LLP their independence from the Company and its management, including matters in the written disclosure required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and the provision of non-audit services by the independent auditors. A disclosure summarizing the fees paid to Arthur Andersen LLP in 2000 for audit and non-audit services appears under the heading "Fiscal Year 2000 Audit Firm Fee Summary" below.

   The Audit Committee discussed with the Company's internal and independent auditors the overall scopes and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

   Based on the Audit Committee's discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                AUDIT COMMITTEE

                          Raymond E. Schultz, Chairman
                                Gerald W. Petitt
                                Larry R. Levitan

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Since 1980, Arthur Andersen LLP has served as the Company's independent public accounting firm. It is expected that representatives of Arthur Andersen LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

                       FISCAL 2000 AUDIT FIRM FEE SUMMARY

   During fiscal 2000, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit Fees

   Arthur Andersen LLP billed the Company an aggregate of $165,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2000.


Financial Information Systems Design and Implementation Fees

   The Company did not engage Arthur Andersen LLP for any professional services for the fiscal year ended December 31, 2000 in connection with the design and implementation of financial information systems.

All Other Fees

   Arthur Andersen LLP billed the Company an aggregate of $727,501 in fees for other services rendered to the Company and its affiliates for the fiscal year ended December 31, 2000, primarily related to the following:

  .  Employee Benefit plan audit,

  .  Marketing and reservation fund audits,

  .  Acquisitions and divestitures

  .  Tax compliance and consulting, and

  .  Business systems consulting (not financial systems oriented).

              PROCEDURES FOR STOCKHOLDER PROPOSALS AND NOMINATIONS

   Under the Company's Bylaws, nominations for director may be made only by the Board of Directors or a committee of the board, or by a stockholder entitled to vote who has delivered notice to the Company not less than 60, nor more than 90, days before the first anniversary of the preceding year's annual meeting.

   The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting (which includes stockholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the board or by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within the time limits described above for a nomination for the election of a director. These requirements are separate and apart from, and in addition to, the SEC's requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company's proxy statement under SEC Rule 14a-8.

Stockholder Proposals for 2002 Annual Meeting

   Stockholder proposals intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Company's Corporate Secretary no later than March 5, 2002. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's 2002 proxy materials.

                            SOLICITATION OF PROXIES

   The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company common stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph.

                    OTHER MATTERS TO COME BEFORE THE MEETING

   The Board of Directors does not know of any matters which will be brought before the 2001 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclose proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

                                        By Order of the Board of Directors


                                        /s/ Michael J. DeSantis
                                        Michael J. DeSantis
                                        Secretary

Dated: April 12, 2001

                                   EXHIBIT A
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I. PURPOSE

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by Choice Hotels International, Inc. (the "Company") to any governmental body or the public; the Company's systems of internal controls regarding finance and accounting that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee shall encourage continuous improvement of, and foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

  . Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

  .  Review the audit efforts of the Company's independent accountants.

  . Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

   The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

   (1) Composition of Audit Committee Members.

    (a) The Audit Committee shall consist of at least three directors, all of whom have no relationship to the Company that may interfere with the exercise of their independence from management and the Company ("Independent").

    (b) Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Company's Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

    (c) At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

   (2) Independence Requirement of Audit Committee Members.

   In addition to the definition of Independent provided above in II(1)(a), the following restrictions shall apply to every Audit Committee member:

    (a) Employees. A director who is an employee (including non-employee executive officers) of the Company or any of its affiliates may not serve on the Audit Committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, the director may serve on the Audit Committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

    (b) Business Relationship. A director (i) who is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company, or (ii) who has a direct business relationship with the Company (e.g., a consultant) may serve on the Audit

        Committee only if the Company's Board of Directors determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this paragraph, the Board of Directors should consider, among other things, the materiality of the relationship to the Company, to the director and, if applicable, to the organization with which the director is affiliated.

        "Business relationships" can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the Company, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the Audit Committee without the above-referenced Board of Director's determination after three years following the termination of, as applicable, (1) the relationship between the organization with which the director is affiliated and the Company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or (3) the direct business relationship between the director and the Company.

    (c) Cross Compensation Committee Link. A director who is employed as an executive of another corporation where any of the Company's executives serves on the corporation's compensation committee may not serve on the Company's Audit Committee.

    (d) Immediate Family. A director who is an immediate family member of an individual who is an executive officer of the Company or any of its affiliates cannot serve on the Audit Committee until three years following the termination of such employment relationship.

   The members of the Audit Committee shall be elected by the Board at the Directors Meeting following the Annual Meeting of Shareholders or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

   The Committee shall meet at least two times annually, or more frequently as circumstances dictate, including the meetings described below. To foster open communication, the Committee shall meet as necessary with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee shall meet with management quarterly to review the Company's financial statements consistent with IV.3 and IV.4 below.

IV. RESPONSIBILITIES AND DUTIES

   To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1. Review and update this Charter, at least annually, as conditions dictate.

2. Review the Company's annual financial statements: Form 10-K and Annual
   Report.

3. Review the regular internal reports to management prepared by the internal auditing department, if any, and management's response.

4. Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of such review.

Independent Accountants

5. Inasmuch as the Company's independent accountants are ultimately accountable to the Board of Directors and Audit Committee, join with the Board of Directors in exercising the authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or to nominate the independent accountants for shareholder approval in any proxy statement).

6. Require that the independent accountants submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Company, actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants, and recommend that the Board of Directors take appropriate action to ensure such independence.

7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

Financial Reporting Processes

 8. In consultation with the independent accountants, review the integrity of the Company's financial reporting processes, both internal and external.

 9. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

10. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practice as suggested by the independent accountants or management.

Process Improvement

11. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

12. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

13. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

14. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

General

15. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                       CHOICE HOTELS INTERNATIONAL, INC.
               10750 Columbia Pike, Silver Spring, Maryland 20901

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 15, 2001

The undersigned hereby appoints JERRY E. ROBERTSON and CHARLES A. LEDSINGER, JR. and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (The "Company") to be held on May 15, 2001 at 8:30 a.m. at the Company's Learning Center, Choice Centre, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposal One or Proposal Two, such proxies will be voted in accordance with the Board of Directors' recommendation as set forth herein with respect to such proposal(s).


  CHOICE HOTELS INTERNATIONAL, INC., ANNUAL MEETING, MAY 15, 2001 AT 8:30 A.M.

                          DIRECTIONS TO CHOICE CENTRE
                              10770 Columbia Pike
                            Silver Spring, MD 20901


From Washington, DC - 16th Street North to Route 29 (Colesville Road). Pass over the Beltway (495), at which point Colesville Road becomes Columbia Pike. Choice Centre is on the left side approximately 2 miles past the Beltway.

From National Airport to Headquarters - Take George Washington Parkway approximately 8 miles to the Beltway I-495 North. Go North and follow Beltway as it curves East to (2nd Silver Spring Exit 30 North Colesville Road). Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left side.

From Dulles Airport to Headquarters - Use Dulles Free Access (stay off toll road). Go East approximately 18 miles to I-495 North Beltway. Go North and follow Beltway as it curves east to (2nd Silver Spring Exit 30 North Colesville
Road). Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left hand side.

From BWI to Headquarters - Take 195 west for 4 miles. The take I-95 south for 14 miles to Highway 198 west toward Burtonsville. Go west 3 miles to Route 29 (Colesville Road). Turn left on Route 29 (south) and go approximately 7 miles to Choice Hotels Headquarters - next to Mobil gas station.

From Baltimore, MD - Take I-95 South to Highway 198 west toward Burtonsville.
Go west 3 miles to Route 29 (Colesville Road). Turn left on Rte. 29 (south) and go approximately 7 miles to Choice Centre.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINATED DIRECTORS.


To elect three directors to hold office until the 2003 Annual Meeting and until their successors are elected and qualified.

     FOR all nominees                      WITHHOLD
       listed below                        AUTHORITY
    (except as marked               to vote for all nominees
      to the contrary)                 Listed to the right

            [_]                               [_]

NOMINEES: Jerry E. Robertson and Raymond E. Schultz

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)


     ________________________________________________

If you plan to attend the Annual Meeting of Shareholders, please mark the following box and promptly return this Proxy Card.


____________________  ______________________  Dated ____________________ 2000
Signature             Signature

(Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.)



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